Investor Presentation “Expanding Our Reach” 06/30/2019 Peapack-Gladstone Bank Exhibit 99.1

Statement Regarding Forward-Looking Information This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and may include expressions about Management’s strategies and Management’s expectations about financial results, new and existing programs and products, investments, relationships, opportunities and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to 1) our inability to successfully grow our business and implement our strategic plan, including an inability to generate revenues to offset the increased personnel and other costs related to the strategic plan; 2) the impact of anticipated higher operating expenses in 2019 and beyond; 3) our inability to successfully integrate wealth management firm acquisitions; 4) our inability to manage our growth; 5) our inability to successfully integrate our expanded employee base; 6) an unexpected decline in the economy, in particular in our New Jersey and New York market areas; 7) declines in our net interest margin caused by the interest rate environment and our highly competitive market; 8) declines in the value in our investment portfolio; 9) higher than expected increases in our allowance for loan and lease losses; 10) higher than expected increases in loan and lease losses or in the level of nonperforming loans; 11) unexpected changes in interest rates; 12) an unexpected decline in real estate values within our market areas; 13) legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and related regulations) that may result in increased compliance costs; 14) changes in monetary policy by the Federal Reserve Board; 15) changes to legislation or policy, including tax or accounting matters; 16) successful cyberattacks against our IT infrastructure and that of our IT providers; 17) higher than expected FDIC insurance premiums; 18) adverse weather conditions; 19) our inability to successfully generate business in new geographic markets; 20) our inability to execute upon new business initiatives; 21) our lack of liquidity to fund our various cash obligations; 22) reduction in our lower-cost funding sources; 23) our inability to adapt to technological changes; 24) claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters; 25) effects related to a prolonged shutdown of the federal government that could impact SBA and other government lending programs; and 26) other unexpected material adverse changes in our operations or earnings.   The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements.

Financial Highlights Branch Map Franchise Overview NOTE: Financial data as of 06/30/2019. Private Banking Offices Bedminster, NJ Morristown, NJ Princeton, NJ Teaneck, NJ Fairfield, NJ Gladstone, NJ Greenville, DE (Trust Subsidiary) New Providence, NJ Bonita Springs, FL Headquarters Bedminster, NJ Year Founded 1921 Branches 20 Total Assets $4.9 Bil Gross Loans $4.0 Bil Total Deposits $4.1 Bil Wealth Management AUM/AUA $6.6 Bil Fee Income / Revenue 29% Market Cap $547 Mil Moody’s Rating (Investment Grade) Baa3 Kroll Rating (Investment Grade) BBB-

A high-performing boutique bank, leaders in wealth, lending and deposit solutions, known nationally for our unparalleled client service, integrity and trust. Professionalism Clients First Compete to Win Invested in Our Community One Team Vision Senior Private Bankers lead a team-based approach. PGB offers a full suite of banking, commercial, advisory and wealth management services to support client financial needs. Team members focus on understanding needs, goals, and aspirations with consideration of risk tolerance, time horizon, and other traditional variables. Deliver exceptional client experience. For our high net worth individual clients, we develop, optimize, and deliver customized financial solutions aimed at helping clients create, grow, protect, and ultimately transition their wealth. For privately-owned businesses, we provide customized lending, advisory, treasury management and capital market solutions. We also provide comprehensive wealth management advice and services that includes investment, estate, tax and wealth planning considerations for business owners. “All Banking Should Be Private Banking” Private Banking Model Core Principles Our Foundation

Compelling valuation, especially relative to Wealth Management focused peers. Wealth management fee income provides a stable and predictable revenue stream over time. Recently announced stock repurchase program to effectively manage excess capital. Moody’s investment grade of Baa3. Attractive geographic franchise. Well positioned for additional wealth acquisitions that are immediately accretive to earnings. Ongoing shift in loan mix to C&I, including equipment finance, will positively impact NIM. Highly efficient branch network with an efficient cost structure that enables deposit pricing flexibility in the current market environment. Talented management team, with large bank experience. Investment Considerations

PGC’s Current Valuation vs. Wealth Management Peers Note: Pricing data as of July 22, 2019; TBV and LTM EPS as reported for the twelve months ended June 30, 2019 and not pro forma for pending acquisitions Wealth Management Peers: UVSP – Univest Financial Corp., CATC – Cambridge Bancorp, BMTC – Bryn Mawr Bank Corp, WASH – Washington Trust Bancorp, and TMP - Tompkins Financial Corporation Source: S&P Global Market Intelligence

1. Includes SBA Income, Swap Income, Deposit & Loan Fees, Mortgage Banking, and BOLI Wealth Management Provides a Diversified Revenue Mix Net Interest Income 69% Wealth Management Fees 23% Fees & Other Inc 8% QTD 06/30/2019 Net Interest Income before Provision Wealth Management Fee Income Fees & Other Income 1 Total Non-Interest Income Target 35% - 45% Total Non-Interest Income: 31% of Total Revenue Peer Non-Interest Income % of Total Revenue: UVSP: 28% CATC: 33% BMTC: 34% WASH: 31% TMP: 27% PGC: 31%

Quarterly Recap Yield Curve Impacting our Financial Performance Source: S&P Global Market Intelligence

Wealth management remains integral to our strategy: On July 3rd, announced agreement to acquire Point View Wealth Management. AUM/AUA grew to $6.6B. Client inflows of AUM exceeded $120MM for the quarter. Wealth management fee income for the quarter reached a record $9.6MM, reflecting an 18% increase compared to the June 2018 quarter. Wealth management fee income comprises 23% of the Company’s total revenue. The loan portfolio continues to shift to higher yielding C&I lending: Total C&I loans (including Equipment Financing) increased $108MM in the quarter, and comprise 38% of the total loan portfolio. Greg Smith joined April 1st as EVP, Head of Commercial Banking.  Greg formerly led Capital One’s business banking division for the Mid-Atlantic and Northeast. Loan pipelines remain strong at the end of the quarter. Quarterly Recap

Deposits, funding and interest rate risk continue to be actively managed: Total checking deposits increased $188MM in the quarter, as the loan-to-deposit ratio improved to 98.5%. The Company continues to have access to $1.4B of available secured funding at the Federal Home Loan Bank. Rick DeBel joined from Wells Fargo on May 6th as EVP, Deposit Solutions, a newly created position. A comprehensive deposit rate reduction plan was developed. Rate reduction targets have been established and will be phased in over time. Earnings, capital and asset quality continue to be strong: EPS $0.59; ROA 0.99%; ROE 9.49% (impacted by the shape of the yield curve). A company-wide expense review was launched, with a goal of slowing expense growth, while continuing our investment in digital and client acquisition initiatives. Existing capital and capital from future earnings are more than enough to support planned balance sheet growth, wealth acquisitions and fund purchases under recently announced 5% stock repurchase program. The tangible capital ratio was 9.55%.* Asset quality metrics continue to be strong. Quarterly Recap *Tangible equity as a percentage of tangible assets at period end is calculated by dividing tangible equity by tangible assets at period end. See non-GAAP financial measures reconciliation on page 33.

Our Vision: A leading New York metro-area wealth management boutique, offering superior advice delivered by top quality professionals, with a differentiated client experience compared to large bank competitors. Recent Acquisitions: Murphy Capital, 8/1/17, Gladstone NJ, AUM: approximately $850MM. Quadrant Capital, 11/1/17, Fairfield NJ, AUM: over $400MM. Lassus Wherley, 9/1/18, New Providence NJ, AUM: over $500MM. Point View Wealth Management, 9/1/19 (targeted close), Summit NJ, AUM: over $300MM. YTD Snapshot: YTD 2019 wealth fees totaled $18.7MM reflecting an increase of $2.2MM or 14% from the same 2018 period. YTD 2019 wealth fees comprised approximately 22% of total bank revenue (23% in Q2 2019). YTD 2019 client inflows of managed AUMs exceeded $435MM. Continue to pursue additional strategic and “right fit” acquisition opportunities. Good progress on integration / re-engineering. New Corporate Advisory group is a natural fit which opens up our wealth management capabilities to middle market owners that are contemplating, or executing, on a sale transaction or similar liquidity event. Peapack Private Wealth Management

Wealth Management Performance AUM / AUA (in billions) Fee Income (in millions) YOY +14%

Note: Gross loans include loans held for sale. MFL 28% Target 20% - 30% CRE 17% Target 15% - 20% C&I 38% Target 35% - 45% Resi/Cons 17% Target 15% - 20% Resi /Cons 54% C&I 10% CRE 22% MFL 14% Loan Mix As of June 30, 2019 Loan Mix As of December 31, 2012 Gross Loans: $1,153 million Gross Loans: $4,033 million Residential / Consumer Multifamily CRE Commercial & Industrial Resi /Cons 19% C&I 18% CRE 14% MFL 49% Loan Mix As of December 31, 2015 Gross Loans: $2,995 million Loan Portfolio Transformation

C&I Loans (Dollars in Millions) Includes Equipment Finance loans totaling $504MM at 06/30/2019. CAGR: 56%

Diversification within C&I Lending The yield on the C&I portfolio was 4.87% for the six months ended June 30, 2019.

Declining Commercial Real Estate Concentration Multifamily portfolio primarily consists of agency qualified workforce housing loans which have proven to be very liquid with low credit risks. De minimis Construction & Development exposure (under $1MM). 448% 564% 695% 594% 466% 394% 375%

NPAs to Total Assets* Total Loans (in billions) Capital (in millions) Total Deposits (in billions) Financial Performance * The increase in NPA in 2018 was due to the addition of one healthcare real estate secured loan, totaling $15 million, which continues to pay as agreed, and which the Company believes to be well secured. In addition, the June 2019 balance includes one $7 million casual dining commercial banking relationship, which also continues to pay as agreed.

Diluted Earnings per Share Pre-Tax Income (in millions) Revenue (in millions) Financial Performance YOY +1% YOY (2%) Net Income (in millions) YOY +6% YOY +4%

ROAE ROAA Financial Performance Tangible Book Value Per Share 2 1 Efficiency Ratio calculated by dividing total noninterest expense, by net interest income and total noninterest income. 2 Tangible book value per share is calculated by dividing tangible equity by period end common shares outstanding. See Non-GAAP financial measures on page 33. GAAP Efficiency Ratio 1

How Do We Get There: Continue migration of loan portfolio from lower yielding, fixed rate multifamily to higher yielding, adjustable rate and shorter duration C&I, ultimately leading to NIM expansion. Additional scale, expense management and resultant operating efficiency. Continue Wealth Management growth – organic and acquisition. Additional focus on other fee businesses such as SBA, corporate advisory, and swap fee income. Stock repurchase program. Profitability targets may take longer to attain if the shape of the current yield curve remains for an extended period of time. Profitability Targets Metric Year 2018 YTD 2019 2-3 Year Targets Fee Income/Total Revenue 28% 29% 35% - 45% ROAA 1.02% 0.99% 1.15% - 1.20% ROAE 10.13% 9.57% 11% - 12% YOY EPS Growth 14% (2%) Mid to high single digit (annual target)

Net Interest Margin* Targeted 2.75% to 2.80% *Targets may be difficult to attain if the shape of the current yield curve remains for an extended period of time. 2.70% to 2.75% 2.95% to 3.00%

Contractual 2019-2021 Multifamily Repricing PGB has $577MM of multifamily loans with a WAC of 3.27% that will reach contractual repricings or maturities over the next 2.5 years.

Reprice deposits down. Continue our C&I growth strategy. Continue to grow fee income to 35% - 45% of total bank revenue with emphasis on our wealth management business, organically and through acquisition. Effective management of capital (growth, acquisition, dividend, stock repurchase). Align our acquired wealth management businesses under one integrated operating and technology platform with a common “Peapack Private” brand. Company wide expense review, with the goal of slowing expense growth, while continuing our investment in digital solutions and client acquisition strategies. Remain cautious, disciplined, and focused. Priorities

Appendix Peapack-Gladstone Bank

Douglas L. Kennedy President & Chief Executive Officer 908.719.6554 40 years experience; Before joining in 2012, he served as President of the NJ Market for Capital One Bank. He has held key executive level positions and had great success building formidable regional and national specialty banking business at Fleet Bank, Summit Bancorp and Bank of America. He is a current Member of the NJ Chamber of Commerce Board of Directors, Montclair State University Board of Trustees, and Sacred Heart University Board of Trustees. He is a Board Member of the NJBankers Association. John P. Babcock Senior EVP & President of Wealth Management 908.719.3301 37 years experience; Prior to joining, he was the managing director in charge of the Northeast Mid-Atlantic region for the HSBC Private Bank and, prior to that, he was the New York Metro Market Executive for U.S. Trust - the largest of U.S. Trust’s 53 markets in the U.S. In these and previous roles over the last 37 years, he has led commercial and wealth management/private bank businesses in New York City and regional markets through mergers, expansions, rapid growth and periods of significant organizational change. Jeffrey J. Carfora, CPA Senior EVP & Chief Financial Officer 908.719.4308 38 years experience; Joining as Executive Vice President and CFO in March 2009, he was promoted to Senior Executive Vice President in August 2013. Previously, he was affiliated with Penn Federal Savings Bank (where he joined as CFO and was later promoted to COO), Carteret Bank, and Marine Midland Bank. He began his career in 1980 with PriceWaterhouseCoopers. Robert A. Plante Executive Vice President Chief Operating Officer 908.470.3329 32 years experience; Before joining in 2017, served as executive vice president and chief operations officer/chief information officer at IDB New York, a $9.8 billion commercial bank, where he was a member of the credit risk, market risk and asset liability committees, responsible for all back-office support functions including payments, deposits, commercial and residential lending, treasury, custody, commercial cash management and information technology. Experienced Leadership Team

Lisa P. Chalkan Executive Vice President, Chief Credit Officer 908.719.6552 33 years experience; Before joining in 2015, she held executive positions as SVP, Head of Commercial Credit Policy, Director of Loan Administration/Commercial Banking, and Manager of Middle Market Underwriting at Capital One N.A., and also held key roles at Fleet Boston Financial/Bank of America and HSBC Bank USA/HSBC Securities, Inc. She is a member of the Board of Trustees of the Union County Economic Development Corporation, serving as Secretary of the Board, and past honoree as a Woman of Influence in Finance by the Women’s Fund of NJ. Robert R. Cobleigh Executive Vice President, Peapack Capital 201.285.6201 31 years experience; Prior to joining in 2017, he served as Regional VP and Credit Officer for Santander Corporate Equipment Finance, Inc. He was the VP of Credit for structured and specialty finance for MUFG-Union Bank/The Bank of Tokyo-Mitsubishi. He held senior positions at RBS/Citizens Asset Finance, Inc., Siemens Financial Services, Inc., Volvo Finance North America, Inc., and International Proteins Corporation. Robert earned his Bachelor of Business Administration degree – Finance and MBA – Investment Management from Pace University. Rick DeBel Executive Vice President, Chief Retail and Deposit Solutions Officer 908.393-7594 35 years experience; Prior to joining in 2019, he was regional vice president at Wells Fargo, responsible for building and growing the commercial business, including credit, treasury and deposits. He has led teams at Bank of America/Fleet/Summit Bank. At Bank of America, he was the senior vice president and senior client manager, responsible for a team of product partners, and growing revenue year-over-year for a client base of over $700 million. He holds a Bachelor of Science Degree in Accounting from William Paterson College (Magna Cum Laude). He is the chair of the Board of Trustees for the Christian Health Care Center and co-chair of its annual golf classic. He is the chair of the Board of Trustees for the Tri-County Scholarship Fund, and a member of the Board of Trustees of the Netherlands Reformed Savings Fund. Timothy E. Doyle Executive Vice President, Chief Risk Officer 908.306.8820 30 years experience; Prior to joining Peapack-Gladstone Bank, he served as Senior Vice President, Chief Credit Officer at Millennium bcp, Indus Bank and Crown Bank, where he specialized in credit and risk management. Prior to that, he held credit and leadership responsibilities at Sovereign Bank, Summit Bank/Fleet National Bank and CIBC World Markets. He graduated with a Bachelor of Commerce with Honors and MBA from the University of Windsor (Canada). He is a resident of Westfield, NJ and member of the New Jersey Bankers Association , Commercial Lending Committee. Experienced Leadership Team

Brydget Falk-Drigan Executive Vice President, Chief Human Resources Officer 908.719.3315 27 years experience; Prior to joining in 2018, she served as Leader, Global Talent Solutions and People Operations, Leader, Global Talent Acquisition, and Leader, Employee Engagement and Internal Communications at Dun & Bradstreet Corporation in Short Hills, NJ. There she led HR operations, systems implementations/ enhancements, employment branding, talent acquisition, onboarding and the incorporation of a Managed Service Provider (MSP) program. As a Senior Human Resources Business Partner and Winning Culture/Talent Development Leader, she provided business partner support to the U.S. Dun & Bradstreet sales organization. A resident of Watchung, NJ , she holds a BA in Psychology and Business from the University of Western Ontario, Canada. She is CHRP designated with the Human Resources Professional Association of Ontario, Canada, and holds a CHRM from the Advanced Program in Human Resources Management, University of Toronto, Toronto, Canada. Todd M. Poland Executive Vice President, General Counsel 908.443.5386 44 years experience; Prior to joining in 2018, he served as Partner at McElroy, Deutsch, Mulvaney & Carpenter LLP in Morristown, NJ, with a concentration in banking, corporate and securities law. He has extensive experience in bank and thrift regulatory and transactional matters, representation of parties to private equity transactions and other mergers and acquisitions, general representation of banks and other financial institutions, public and privately held companies, and public and private offerings of securities. He has been a lecturer on corporate and banking law matters to bar and banking groups. He is an Adjunct Professor of Law (Commercial Law) at Rutgers University Law School, Newark, NJ, and has been listed in Super Lawyers® (2006, 2009, 2012-2014), a Thomson Reuters rating service business. He holds a BA in English from Georgetown University and Master of Arts in English from the University of North Carolina. He holds a Juris Doctor Degree from Georgetown University Law Center and was an editor of the Georgetown Law Journal. Todd holds a Master of Laws in Taxation (LL.M.) from New York University School of Law and is a member of the NY and NJ State Bar Associations. Thomas J. Ross, Jr. Executive Vice President, President Wealth Management Consultants 973.401.1500 35 years experience; Prior to joining in 2015, and before forming WMC, he was the Partner-In-Charge of Coopers & Lybrand’s Personal Financial Services Group, serving on the firm’s National PFS Steering Committee. He helped found C&L’s Registered Investment Advisory subsidiary, serving on its Investment Policy Committee. He has an expertise in planning for senior corporate executives, optimization of compensation and benefits programs and the financial aspects of employment contracts. He has worked with current or retired Chairmen, CEOs and Presidents of major American corporations, written technical articles, instructed at professional education programs, and has been quoted in national financial press. Tom is a CPA (Inactive) with a BA in English from Boston College and an MBA in Finance from the Wharton School. Experienced Leadership Team

Kevin Runyon Executive Vice President, Chief Information Officer & Chief Digital Officer 908.806.3060 34 years experience; Prior to joining in 2014, he served as Managing Director of All Covered, a Division of Konica Minolta in Cherry Hill, NJ, where he was responsible for the delivery of technology and IT compliance-related services to over 100 banks across the country. Kevin has held information technology positions with United Computer, OceanFirst Bank, CoreStates Bank and National State Bank of Elizabeth with a focus on technology issues that affect the bottom line of business. He is a member of the North Jersey Bankers Association, New Jersey Bankers Association and Pennsylvania Bankers Association. Greg M. Smith Executive Vice President, Head of Commercial Banking 908.393.7590 31 years experience; Prior to joining in 2019, he served as Group Sales Executive for Capital One Bank where, for seven years he was responsible for the $2 - $25 million business banking segment from Virginia to Massachusetts. During his more than 15 years with Capital One Bank, Greg held several senior-level strategic, sales and team leadership roles, where he was responsible for generating millions in new business, including both loan and deposit generation. Greg also worked at Summit Bank for 15 years, moving up the ranks to senior regional vice president, responsible for directing a significant segment of the NJ market. Vincent A. Spero Executive Vice President, Commercial Private Banking (Real Estate) 908.719.6556 32 years experience; Joining June of 2008 as SVP and Senior Commercial Lender, he was appointed EVP and Chief Lending Officer of Peapack-Gladstone Bank in 2009. Prior to joining, he had held senior level positions at both Lakeland Bank and Commerce Bank. Eric H. Waser Executive Vice President, Investment Banking 908.470.6149 28 years experience; Before joining in 2015, he served as Managing Director for Citibank’s East Business Banking Division, and prior to that, was the SVP, CFO and COO at Clean Venture, Inc., one of the largest private environmental remediation company’s in the US. He also served as President of Mid Atlantic Corporate Banking, CEO-NJ and Managing Director at Sovereign Bank and EVP at Fleet Boston Financial/Nat West Bank. Experienced Leadership Team

Balance sheet risk management includes stress testing: Capital Quarterly stress testing (top down/bottom up). Remain well-capitalized under our stress scenarios. Liquidity $688 million in cash and cash equivalents and securities. Additional unused borrowing capacity of $1.4 billion available at the FHLB and $1.4 billion at the FRB. Quarterly stress testing. Interest Rate Quarterly stress testing. The Company’s interest rate sensitivity models indicate that the Company is slightly asset sensitive, meaning that its net interest income would improve slightly in a rising interest rate environment, but decline in a falling rate environment. The Company is managing its balance sheet to be more interest rate neutral. Capital, Liquidity, & Interest Rate Risk Management

PEAPACK-GLADSTONE FINANCIAL CORPORATION

Quarterly Income Statement Summary

(Dollars in thousands, except per share data)

Income Statement Data:	6/30/2019	3/31/2019	12/31/2018 [2]	9/30/2018	6/30/2018
Net interest income	$ 29,268	$ 30,007	$ 29,385	$ 28,142	$ 29,243
Provision for loan losses	1,150	100	1,500	500	300
Net interest income after provision	28,118	29,907	27,885	27,642	28,943
Wealth management fee income	9,568	9,174	8,552	8,200	8,126
Other Income	3,458	2,555	2,703	2,783	3,614
Total other income	13,026	11,729	11,255	10,983	11,740
Total operating expenses	26,173	25,715	25,524	24,284	24,941
Income before income taxes	14,971	15,921	13,616	14,341	15,742
Income tax expense	3,421	4,496	2,887	3,617	3,832
Net income	$ 11,550	$ 11,425	$ 10,729	$ 10,724	$ 11,910
Total revenue	$ 42,294	$ 41,736	$ 40,640	$ 39,125	$ 40,983
Per Common Share Data:					
Earnings per share (diluted)	$ 0.59	$ 0.58	$ 0.55	$ 0.56	$ 0.62
Performance Ratios:					
Return on average assets annualized	0.99%	0.98%	0.96%	0.99%	1.11%
Return on average common equity annualized	9.49%	9.65%	9.32%	9.68%	11.11%
Net interest margin	2.64%	2.70%	2.72%	2.69%	2.82%
GAAP Efficiency Ratio [1]	61.88%	61.61%	62.81%	62.07%	60.86%
Operating expenses/average assets annualized	2.25%	2.21%	2.28%	2.24%	2.32%

1 Efficiency Ratio calculated by dividing total noninterest expense, by net interest income and total noninterest income.

2 Q4 2018 included $4.4mm of loss on sale of MFL; $3mm of life insurance proceeds related to MCM (No tax effect); and $405k expense related to the write down of identifiable intangible assets (No tax effect). These three items, on a net basis, reduced net income by $655k , EPS by $0.04, ROAA by 0.06%, and ROAE by 0.57%, for Q4 2018.

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Asset Quality 1 The increase in NPA in the December 2018 quarter was due to the addition of one healthcare real estate secured loan, totaling $15 million, which continues to pay as agreed, and which the Company believes to be well secured. In addition, the June 2019 balance includes one $7 million casual dining commercial banking relationship, which also continues to pay as agreed.

Capital Summary 1 Tangible equity as a percentage of tangible assets at period end is calculated by dividing tangible equity by tangible assets at period end. See non-GAAP financial measures reconciliation on page 33. 2 Tangible book value per share is calculated by dividing tangible equity by period end common shares outstanding. See non-GAAP financial measures reconciliation on page 33.

Non-GAAP Financial Measures Reconciliation (Dollars in thousands, except per share data) We believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our financial position, results and ratios.  Our management internally assesses our performance based, in part, on these measures.  However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures.  As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titles measures reported by other companies.

Peapack-Gladstone Financial Corporation 500 Hills Drive, Suite 300 P.O. Box 700 Bedminster, New Jersey 07921 (908) 234-0700 www.pgbank.com Douglas L. Kennedy President & Chief Executive Officer (908) 719-6554 dkennedy@pgbank.com Jeffrey J. Carfora Senior EVP & Chief Financial Officer (908) 719-4308 jcarfora@pgbank.com John P. Babcock Senior EVP & President of Peapack Private Wealth Management (908) 719-3301 jbabcock@pgbank.com Contacts Corporate Headquarters Contact